EXHIBIT 99.1

press release

For further information contact:

John Hatsopoulos, American DG Energy

Telephone: 781.522.6020

American DG Energy Reports 2008 Third Quarter Financial Performance

Core On-Site Utility Energy Business Revenues Grew 61%

WALTHAM, Mass. – November 10, 2008 – American DG Energy Inc. (OTC.BB:ADGE), a leading On-Site Utility offering electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, reported that overall revenues decreased by 11% to $1,445,581 in the third quarter of 2008, over revenues of $1,626,512 in the third quarter of 2007. The core On-Site Utility energy revenues, however, increased by 61% to $1,317,258 in the third quarter of 2008, over revenues of $820,309 in the third quarter of 2007. GAAP diluted earnings per share (EPS) were $(0.01) in the third quarter of 2008 compared to $(0.01) for the same period in 2007, and GAAP operating income was a loss of $(214,099) in the third quarter of 2008, compared to a loss of $(144,681) for the same period in 2007.

Third quarter highlights:

•                  Core On-Site Utility energy revenues increased by 61%

“We are pleased to report another quarter with continued growth of our core On-Site Utility energy business” said John N. Hatsopoulos, Chief Executive Officer of American DG Energy.  “While we have derived less one-time, turnkey revenues this quarter, our core On-Site Utility energy business continues to be strong. It is our preferred method to market and, with long term contracts, the recurring jewel of our company. In fact, our On-Site Utility energy business grew by 61% and its gross margins excluding depreciation continued to show strength reaching 36%.”

American DG Energy will hold its earnings conference call today, November 10, at 11:00 a.m. Eastern Time. To listen, dial (800) 860-2442 within the U.S. or (412) 858-4600 outside the U.S. Participants should reference American DG Energy to access the call.  This earnings press release will be available on the Company web site at www.americandg.com in the “Investors” section under “News Releases.”  The earnings call will be available for playback through Monday, November 17, 2008. To listen to the playback, call (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and use Playback Code 424845.

About American DG Energy

American DG Energy (OTC.BB: ADGE) supplies low-cost energy to its customers through distributed power generating systems. The company is committed to providing institutional, commercial, and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user. American DG Energy is headquartered in Waltham, Massachusetts. More information can be found at www.americandg.com.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

45 First Avenue • Waltham, MA 02451
phone: 781.522.6000 • fax: 781.522.6050
www.americandg.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the Three Months Ended September 30, 2008 and September 30, 2007

	Three Months Ended
	September 30,	September 30,
	2008	2007
	(UNAUDITED)	(UNAUDITED)

Net Sales	$1,445,581	$1,626,512

Cost of sales
Fuel, maintenance & installation	942,599	1,158,200
Depreciation expense	156,105	88,311
	1,098,704	1,246,511
Gross profit	346,877	380,001

Operating expenses
General and administrative	334,300	315,236
Selling	133,920	125,361
Engineering	92,756	84,085
	560,976	524,682
Loss from operations	(214,099)	(144,681)

Other income (expense)
Interest & other income	34,661	66,181
Interest expense	(117,500)	(121,500)
	(82,839)	(55,319)

Net loss before minority interest	(296,938)	(200,000)

Minority interest, net of taxes	(104,767)	(105,089)
Provision for income taxes	(14,710)	—
Net loss	$(416,415)	$(305,089)

Net loss per share - basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding -
basic and diluted	33,229,387	31,786,275

Non-GAAP financial disclosure
Loss from operations	$(214,099)	$(144,681)
Depreciation expense	156,105	88,311
Stock based compensation	75,506	73,130
Adjusted income from operations	$17,512	$16,760

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the Nine Months Ended September 30, 2008 and September 30, 2007

	Nine Months Ended
	September 30,	September 30,
	2008	2007
	(UNAUDITED)	(UNAUDITED)

Net Sales	$5,114,752	$4,624,847

Cost of sales
Fuel, maintenance & installation	3,927,543	3,357,570
Depreciation expense	404,106	278,161
	4,331,649	3,635,731
Gross profit	783,103	989,116

Operating expenses
General and administrative	1,068,250	931,509
Selling	383,012	284,975
Engineering	273,717	224,568
	1,724,979	1,441,052
Loss from operations	(941,876)	(451,936)

Other income (expense)
Interest & other income	117,443	210,782
Interest expense	(356,897)	(364,500)
	(239,454)	(153,718)

Net loss before minority interest	(1,181,330)	(605,654)

Minority interest, net of taxes	(276,111)	(210,305)
Provision for income taxes	(63,638)	—
Net loss	$(1,521,079)	$(815,959)

Net loss per share - basic and diluted	$(0.05)	$(0.03)

Weighted average shares outstanding -
basic and diluted	32,742,466	30,311,662

Non-GAAP financial disclosure
Loss from operations	$(941,876)	$(451,936)
Depreciation expense	404,106	278,161
Stock based compensation	249,957	201,169
Adjusted (loss) income from operations	$(287,813)	$27,394

CONDENSED CONSOLIDATED BALANCE SHEETS

as of September 30, 2008 and December 31, 2007

	September 30,	December 31,
	2008	2007
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$2,525,436	$5,057,482
Short-term investments	770,107	—
Accounts receivable, net	920,133	693,818
Unbilled revenue	304,225	—
Due from related party, current	282,004	420,374
Prepaid and other current assets	133,458	77,853
Total current assets	4,935,363	6,249,527

Property, plant, and equipment, net	6,186,795	5,291,310

Accounts receivable, long- term	22,588	73,411
Due from related party, long-term	—	150,000
TOTAL ASSETS	11,144,746	11,764,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	267,931	354,091
Accrued expenses and other current liabilities	370,170	339,740
Total current liabilities	638,101	693,831

Convertible debentures	5,875,000	6,025,000
Total liabilities	6,513,101	6,718,831

Minority interest	1,111,636	1,058,786

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 33,919,496 and 32,805,924 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	33,919	32,806
Additional paid- in- capital	12,447,633	11,394,289
Accumulated deficit	(8,961,543)	(7,440,464)
Total Stockholders’ Equity	3,520,009	3,986,631
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,144,746	$11,764,248